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                                                                    EXHIBIT 23.1





                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Lucent Technologies Inc. on Form S-8, relating to the Lucent Technologies Inc. Long Term Savings Plan for Management Employees and the Lucent Technologies Inc. Long Term Savings and Security Plan, of our reports dated October 21, 1997, on our audits of the consolidated financial statements and financial statement schedule of Lucent Technologies Inc. and subsidiaries as of September 30, 1997 and 1996, and for the year and nine-month period ended September 30, 1997 and 1996, respectively, and the year ended December 31, 1995, which reports are included in the Company's Annual Report on Form 10-K.



/s/ Coopers & Lybrand
New York, New York
May 15, 1998